UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 5, 2005

SAMSONITE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-23214	36-3511556
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification Number)

11200 East 45th Avenue Denver, Colorado		80239-3018
(Address of principal executive offices)		(Zip Code)

(303) 373-2000
Registrant’s telephone number, including area code:

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement.

Summary:

On August 5, 2005, Samsonite Corporation, through certain of its European subsidiaries (collectively, “Samsonite” or the “Company”), agreed to sell its hardside luggage manufacturing plant in Hénin-Beaumont, France (the “H-B Site”) to an unrelated purchaser (the “Transaction”).  The transfer is a part of Samsonite’s continuing rationalization of its worldwide manufacturing operations.  Subject to the satisfaction of customary closing conditions, the Transaction is expected to be completed on September 1, 2005 (the “Closing”).  For a period of 24 months following Closing, Samsonite will purchase products from the purchaser of the H-B Site.  The parties to the Transaction reached agreement on the material terms of the Transaction on August 5, 2005.  The Partial Asset Contribution Agreement and the Share Transfer Agreement (defined below) were executed on July 28 and 29, 2005, respectively, but were held in escrow pending satisfaction of conditions which were satisfied on August 5, 2005.

The net result of the Transaction, described in brief below, is that the purchaser will take over ownership and operation of the H-B Site, including all liability and responsibility for employees, pension and social costs, in consideration for a net amount of approximately €8.3 million to be paid by Samsonite to the purchaser.

Partial Asset Contribution Agreement and Loan:

As a condition precedent to the Transaction, Samsonite entered into a Partial Asset Contribution Agreement pursuant to which it is to contribute the business of the H-B Site, including the real property, plant and equipment, employee obligations, and pension and other social obligations associated with the H-B Site, to a newly-formed subsidiary of Samsonite, Artois Plasturgie SAS (“Newco”).  In addition, pursuant to an agreement to be signed at Closing, in order to partially finance Newco’s operation and re-development of the H-B Site, Samsonite is to (i) lend approximately €5.2 million to Newco (the “Loan”); and (ii) pay €4 million to Newco in the form of an operational subsidy.  Samsonite will withhold €1.2 million of the €4 million payment for a period of up to 24 months to secure the payment for inventory transferred to Newco.  At the end of such period the amount withheld will be paid to Newco in cash or in kind in the form of raw materials inventory, provided Newco meets all of its obligations under the Transaction documents.

Share Transfer Agreement:

Pursuant to a Transfer Agreement for the Shares in Artois Plasturgie Resulting in the Take-Over of the Hénin-Beaumont Site (“Share Transfer Agreement”) between Samsonite, Newco and HB Group SA, Samsonite agreed to sell to HB Group (i) all outstanding shares of Newco for an amount equal to the net asset value of Newco, estimated to be approximately €948,000 at Closing; and (ii) the Loan, for €1.  At the Closing, the H-B Site will be owned and operated by Newco, Newco will be responsible for the labor force, pension costs and social obligations associated with the H-B Site, and HB Group will own Newco.

Additional Terms of the Transaction:  The following elements of the Transaction are to be effected at the Closing, pursuant to additional agreements to be entered into at that time:

•                  Samsonite will agree to purchase hardside luggage from Newco for period of 24 months following Closing.  During such period, Samsonite will guarantee the purchase €11.4 million of product.  If Samsonite does not purchase the required amount during such period, it must compensate Newco for certain fixed costs and non-covered charges borne by Newco.  The amount of compensation is based upon a graduating percentage of the amount by which Samsonite’s purchases fall short of the required turnover amount.  Samsonite’s maximum compensation to Newco pursuant to such formula, representing a situation in which Samsonite purchased no hardside luggage units, would be €8.0 million.

•                  The purchaser’s obligations under the Transaction documents are to be supported by a pledge of manufacturing raw materials, and a bank guaranty.  Pursuant to the pledge agreement, Newco will pledge certain inventory and manufacturing raw materials to secure its obligations under the Transaction documents.  Pursuant to a bank guaranty, Newco and HB Group will cause their bank, CCF HSBC Paris, to issue an unconditional and irrevocable guaranty in the maximum amount of €1.8 million for the benefit of Samsonite, which guarantees the performance of Newco’s and HB Group’s obligations under the Transaction documents.  During the first 18 months the maximum amount of the bank guaranty is €1.8 million and is reduced to €1.2 million between the 19th and the 24th month.

Item 2.05                                           Costs Associated with Exit or Disposal Activities.

On August 5, 2005, subsidiaries of Samsonite Corporation (the “Company”) agreed to transfer the Company’s hardside luggage manufacturing plant in Hénin-Beaumont, France (the “H-B Site”) to an unrelated purchaser.  The transaction is expected to be completed on September 1, 2005.

In this item, U.S. dollar amounts are approximated using an exchange rate of 1.20 U.S. dollars to one euro.

As part of the Company’s continuing rationalization of its worldwide manufacturing operations, the decision to sell the H-B Site was based on the need to improve capacity utilization and overall efficiency of the Company.  For a period of 24 months following the completion of the transaction, Samsonite will purchase products from the purchaser of the H-B Site, and additional production will be transferred to Samsonite’s other production sites.  Related to this action, the Company expects that during fiscal year 2006 it will incur and recognize cash restructuring costs relating to the assumption by the purchaser of the Company’s liability and responsibility for employees’ pension and social costs.  The Company expects a total net cash outlay of approximately $11.0 million ($1.4 million of such amount deferred for 24 months) in connection with the restructuring, and that a restructuring charge of approximately $8.3 million will be recognized in the third quarter of fiscal 2006.  The restructuring charge is net of amounts previously recognized for pension and other social costs which will be assumed by the purchaser.  The amount estimated for the net cash outlay includes legal and consulting expenses associated with the transaction of approximately $1.1 million.  In addition, in connection with this action, the Company is expected to incur approximately $4.7 million of non-cash impairment charges related to a write-down of the H-B Site’s property, plant and equipment.  An amendment to this Report on Form 8-K will be filed if the final costs differ materially from these amounts.

Signatures

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Samsonite Corporation

By: /s/ RICHARD H. WILEY
Name: Richard H. Wiley
Title: Chief Financial Officer, Treasurer and
Secretary

Date: August 11, 2005